UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 1, 2017
Date of Report (Date of earliest event reported)

Trans World Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-25244	13-3738518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Fifth Avenue, Suite 940, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 983-3355
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 1, 2017, Trans World Corporation (“TWC” or the “Company”) announced that through its subsidiaries, Trans World Hotels & Entertainment a.s. (“TWH&E”) and Trans World Hotels Germany GmbH (“TWHG”), it purchased the ground lease rights to a four-star business hotel located on the banks of the Danube River in Linz, Austria.

The 176-room, river-front four-star hotel, which opened in 1995, is approximately 35 minutes driving time from the Company’s Route 55 Casino, located on the Czech-Austrian border near Dolni Dvoriste, Czech Republic, and 2.5 hours driving time from its Hotel Savannah/Route 59 complex, near Znojmo, Czech Republic. TWC’s management expects to see economic benefits from synergies that can be developed between the businesses.

The total acquisition cost was $5.2 million inclusive of the $4.5 million purchase price and the deal structure involved TWC’s acquisition of 100% of the shares of Hotel Donauwelle Betriebsgesellschaft m.b.H. which owned the long-term lease rights through the year 2061. TWC paid cash of $1.1 million and the balance was financed through the assumption of an existing five-year bank loan in the amount of approximately $4.1 million from Erste Bank, Austria, with fixed-interest of 2.95%, paid quarterly. The loan will mature on December 31, 2021, pursuant to which the remaining balance of approximately $2.0 million will be either paid off or financed. TWC plans extensive renovations to the guest rooms, lobby, restaurant, and meeting rooms, which will be conducted in phases over the course of 2017 and 2018.

TWC issued a press release relating to its acquisition of the hotel, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

(d) Exhibit No.	Description

99.1	Press release by Trans World Corporation dated March 1, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS WORLD CORPORATION

Date: March 1, 2017	By:	/s/ Rami S. Ramadan
Rami S. Ramadan
President, Chief Executive Officer

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